Exhibit 3.1

Execution Version

CERTIFICATE OF RETIREMENT

OF

8% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK

OF

LIBERTY TRIPADVISOR HOLDINGS, INC.

(Pursuant to Section 243 of the General Corporation Law of the State of Delaware)

Liberty TripAdvisor Holdings, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify as follows:

FIRST:  Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware and authority granted in the Restated Certificate of Incorporation of the Corporation, as heretofore amended (the “Restated Certificate”), the Board of Directors of the Corporation, by resolution duly adopted, created, authorized and provided for the issuance of 325,000 shares of 8% Series A Cumulative Redeemable Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and established the powers, preferences and relative, participating, optional or other rights of such shares, and the qualifications, limitations or restrictions thereof, and, on March 17, 2020, a Certificate of Designations with respect to such Series A Preferred Stock (the “Certificate of Designations”) was filed in the Office of the Secretary of State of the State of Delaware.

SECOND:  A total of 137,586 shares of Series A Preferred Stock have been retired.

THIRD:  The Certificate of Designations prohibits the reissuance of the shares of Series A Preferred Stock as Series A Preferred Stock.

FOURTH:  Pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, when this Certificate of Retirement becomes effective, it shall have the effect of amending the Restated Certificate to reduce the number of authorized shares of Series A Preferred Stock to the extent of 137,586 shares, and such shares shall be returned to the status of authorized but unissued shares of the Preferred Stock, par value $0.01 per share, of the Corporation, without designation as to series.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Retirement to be signed by its duly authorized officer, this 6th day of April 2021.

LIBERTY Tripadvisor holdings, inc.
By:	/s/ Renee L. Wilm
Name:	Renee L. Wilm
Title:	Chief Legal Officer and Chief Administrative Officer

[Signature Page to the Certificate of Retirement of LTRP Series A Preferred Stock]